FREE WRITING PROSPECTUS Dated March 17, 2010	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-01

963.6MM+    AART 2010-1    BAML/BNP/RBS ARE JT-LEADS

CLASS	SIZE	WAL	RATING	WINDOW	LAUNCH	YIELD	CPN	Price
A1	250MM	0.29	P1/A1+	4/10-11/10	ILib +4	0.32312	0.32312	100
A2	204MM	0.99	Aaa/AAA	11/10-7/11	EDSF+25	0.755	0.75	99.99624
A3	364MM	2.10	Aaa/AAA	7/11-4/13	ISwps+30	1.458	1.45	99.99260
A4	90.9MM	3.42	Aaa/AAA	4/13-1/14	ISwps+40	2.315	2.30	99.98717

EXPECTED SETTLE: March 25, 2010

FIRST PAY: April 15, 2010

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.